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                                                                Exhibit 10.14
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                       THIRD AMENDMENT TO THE CONAGRA, INC.,
                    DIRECTORS' UNFUNDED DEFERRED COMPENSATION PLAN

     The ConAgra, Inc., Directors' Unfunded Deferred Compensation Plan, is amended, as follows:

                                      ARTICLE I

     Paragraph 4 of the Plan is amended in its entirety to read, as follows:

     "4. Amounts deferred under the Plan together with accumulated interest, including interest accruing after the participant ceases to be a director, shall be distributed in twenty (20) semi-annual installments on January 1 and July 1 of each year after the year in which the participant in the Plan ceases to be a director, provided that a participant may also, upon becoming a participant in the Plan, elect to receive payment of deferred amounts (i) in a lump sum at a date certain or (ii) in semi-annual installments over a period elected by the participant commencing at the date certain elected by the participant. Participants in the Plan as of the date of adoption of this amendment may also elect, within sixty (60) days of such adoption, any of the three payment alternatives described above. If the participant dies prior to the payment in full of all amounts due him under the Plan, the balance of the account shall be payable to his designated beneficiary in a lump sum. The beneficiary designation shall be revocable and should be made in writing in a manner provided by ConAgra. In addition, at the request of a participant, the Executive Committee of the Board, at their sole discretion, may authorize a change in the method of payment elected by a participant. If for any reason, the Executive Committee of the Board determines it to be in the best interest of ConAgra or the participant to pay the participant in full, including a determination that the participant upon termination becomes a proprietor, officer, partner, employer or otherwise becomes affiliated with any business that is in competition with ConAgra, ConAgra may make a payment in full to said participant when he or she ceases to be a director without his or her consent. Payment of the aggregate number of shares credited by book entry to a Director's Stock Account shall be made in shares of Common Stock."


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